Exhibit 99.1
Joint Filing Agreement
     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.001 per share, of Internet Brands, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February 2008.

IDEALAB

By:	/s/ William Gross

Name: William Gross
Title: Chief Executive Officer

IDEALAB HOLDINGS, L.L.C.

By:	/s/ William Gross

Name: William Gross
Title: President

WILLIAM GROSS

By:	/s/ William Gross

Name: William Gross